Exhibit 35.3

STATEMENT OF COMPLIANCE

I, Karen Montbach, a Managing Director of Citibank, N.A. (the “Company”), hereby certify, with respect to the Pooling and Servicing Agreement, dated as of October 1, 2011 between GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC (“LNR Partners”) as successor Special Servicer to Torchlight Loan Services, LLC, Pentalpha Surveillance LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator and Deutsche Bank National Trust Company, as Trustee (the “Agreement”), the following:

1.     A review of the Company’s activities as Certificate Administrator during the reporting period beginning January 1, 2017 and ending December 31, 2017 (the “Reporting Period”), and of its performance under the Agreement has been made under my supervision.

2.    To the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

This statement is given by the undersigned as an authorized officer of the Company and not in the undersigned’s individual capacity.

Date:    February 28, 2018

Citibank, N.A.

By:	/s/ Karen Montbach

Name:	Karen Montbach
Title:	Managing Director